Exhibit 23.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference of our report, dated February 7, 1997, into the Registration Statement on Form S-8 of the Central Illinois Financial Co., Inc. 1996 Stock Incentive Plan, with respect to the financial statements of Central Illinois Financial Co., Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 1996.

McGLADREY & PULLEN, LLP



Champaign, Illinois
May 22, 1997